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Mondelēz International, Inc.

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Mondelēz International, Inc. is filing this supplemental disclosure to provide additional information relevant to Item 4 in our 2019 Proxy Statement, a shareholder proposal requesting a report on the environmental impact of our cocoa supply chain. This supplemental disclosure should be read in conjunction with the disclosure in our Proxy Statement.

On April 30, 2019, Mondelēz International pledged to source 100 percent of the cocoa volume for our Chocolate brands sustainably by 2025 through our cocoa sustainability program Cocoa Life. We also released Cocoa Life’s 2018 Annual Report confirming as of 2018 we source 43 percent of the cocoa for our Chocolate brands through Cocoa Life.

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Cocoa Life, Mondelēz International’s proprietary cocoa sustainability program, supplies transparent, traceable and deforestation-free cocoa and is third party verified by Ipsos, a global non-partisan, objective research firm, and FLOCERT, a socially-focused and leading global certification body.

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As of 2018, Cocoa Life sustainably sources cocoa by working with 142,000 farmers to improve cocoa yields and implement deforestation-free farming practices while empowering 1,400 communities across six cocoa growing regions to drive their own development.

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Cocoa Life’s 2018 Annual Report is the first-ever large-scale impact report in the cocoa industry publicly disclosing key indicator results measuring program performance in combating deforestation by improving farmer’s yields and empowering communities to steer their own development.

Since 2016, we have promoted a coordinated strategy and supply chain transparency by openly publishing our farm mapping updates online. This marked the first time a large cocoa sourcing company had disclosed locations of the cocoa farms they source from. We are the first branded food producer to partner with Global Forest Watch to implement satellite image mapping practices to analyze how Cocoa Life farms interact with forested and protected land. This allows us to intervene if farmers expand into protected areas. Our interactive online map provides public traceability of locations of Cocoa Life farms and supports farmers in improving yields.

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As of 2018, 93,416 of Cocoa Life farms in Ghana, Cote d’Ivoire and Indonesia (63% of the Cocoa Life farms in these origin regions) are mapped and monitored and they are not in priority protected forest areas.

•	Mondelēz International commits to map 100% of Cocoa Life farms in these origin regions by the end of 2019.

We invest in practices and resources to improve farmer productivity on existing land to promote forest conservation.

•	We have trained 114,380 community members and farmers as of 2018 on good environmental practices.

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In partnership with the United Nations Development Programme, as of 2018 we planted over one million trees on cocoa farms in Ghana and are planting 700,000 trees in Cote d’Ivoire to restore forest lands and make farmer cocoa yields more productive.

We invest in agroforestry research, development and implementation as part of the solution and have identified a knowledge gap on the topic as it relates to the financial impact for smallholders. This is why we are running trials and research with farms to introduce agroforestry at different levels of tree density and introduced an incentive model to promote agroforestry practices. Our Payments for Environmental Services (PES) pilot programs incentivize farmers and communities to protect forests and adopt forest-friendly farming techniques such as planting complementary crops alongside cocoa.

Guided by the measurable, third party verified key indicator results reported in our Cocoa Life 2018 Annual Report, our Cocoa Life program will refine its focus to key areas of intervention where we can make the biggest impact, including combating deforestation through both conservation and restoration cocoa farming practices. Achieving zero deforestation globally requires public-private partnerships. Cocoa origin governments must have the right policies and commitments in place and align on agroforestry principles. We will continue to publicly report our impact results and encourage more industry members to implement integrated and holistic approaches to broaden the collective impact at scale.